Exhibit 15.1

March 24, 2015

Severstal Columbus, LLC
Columbus, Mississippi

Re: Registration Statement of Steel Dynamics, Inc. (Form S-4)

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated September 3, 2014 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by independent auditors, or a report prepared or certified by independent auditors within the meaning of Sections 7 and 11 of the Act.

Jackson, Mississippi